Exhibit 99.CODEETH

1. CODE OF ETHICS AND PERSONAL TRADING

I.             Overview

The purpose of this Code of Ethics and Personal Trading Policy (Code) is to set forth standards of business conduct and personal trading guidelines that are intended to comply with Rule 204A-1 of the Investment Advisers Act of 1940, as amended (the Advisers Act), and Rule 17j-1 of the Investment Company Act of 1940, as amended (the 1940 Act).  This Code has been adopted by Mairs & Power, Inc. (M&P) and the Mairs & Power Funds Trust (the Funds) to set forth standards of business conduct and personal trading guidelines which every Employee (as defined in Section II (A)(1) below) is expected to follow.  Section VIII applies to the Funds’ Disinterested Trustees (as defined in Section II(A)(6) below).

This Code covers a broad range of business practices.  It does not cover every issue that may arise, or every law that must be complied with, but it sets out basic principles to guide all Employees in the conduct of the business of M&P and the Funds.  Technical compliance with these policies and procedures alone will not be sufficient to insulate from scrutiny actions or behavior which show a pattern of abuse of an Employee’s responsibilities.  All Employees are expected to abide by the spirit of the Code and the principles articulated herein and to seek to avoid even the appearance of improper behavior.  Compliance with the Code is a condition of employment and violation of its provisions may be cause for termination of employment.

Every Employee is required to certify in writing:

•                  His/her receipt of this Code and any amendments to this Code;

•                  On an annual basis, that s/he has read and understood this policy and recognizes s/he is subject to its provisions; and

•                  On an annual basis, that s/he has complied with the applicable provisions of this policy and has reported all personal securities transactions and holdings required to be reported under Section VI of this policy.

Questions concerning this policy should be directed to the Chief Compliance Officer (CCO), who serves in that capacity for both M&P and the Funds.  All personnel subject to this Code and its reporting requirements shall be identified and informed of their reporting obligations by the CCO.

II.            Terms and Definitions

A.            Definitions (as used within this policy):

1.              “Employee” means:

a.              any employee, director, or officer of M&P;

b.              any other person the CCO has determined to treat as an “Employee” for purposes of this Code because s/he is involved in making securities recommendations to Clients or has access to non-public information regarding (i) Client purchases or sales of securities, (ii) securities recommendations or (iii) portfolio holdings of the Funds; and

c.               any other person the CCO determines meets the definition of “Access Person” as set forth in Rule 204A-1 or Rule 17j-1.

2.              “Automatic Investment Plan” means a program in which regular periodic purchases (or withdrawals) are made automatically in (or from) investment accounts in accordance with a predetermined schedule and allocation.  An Automatic Investment Plan includes a dividend reinvestment plan.

3.              “Beneficial Ownership” has the same meaning as in Rule 16a-1(a)(2) under the Securities Exchange Act of 1934, as amended (the 1934 Act) except that the term applies to both debt and equity securities.  As a general matter, beneficial ownership will be attributed to an Employee who has or shares a direct or indirect monetary interest in a security, including through any contract, arrangement, understanding, relationship or otherwise, or who has investment control over the account in which the Employee is beneficiary.  An Employee is not considered to have a direct or indirect pecuniary interest by virtue of a power of attorney, trusteeship or executorship unless the Employee or a member of his or her immediate family sharing the same household has a vested interest in the securities held in, or the income of, the assets of the account, trust or estate.

Beneficial ownership typically includes:

a.              Securities held in a person’s own name;

b.              Securities held with another in joint ownership arrangements;

c.               Securities held by a bank or broker as nominee or custodian on such person’s behalf or pledged as collateral for a loan;

d.              Securities held by immediate family members sharing the same household (“immediate family” means any child, stepchild, grandchild, parent, stepparent, grandparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law, including adoptive relationships); and

e.               Securities owned by a corporation which is directly or indirectly controlled by, or under common control with, such person.

Any uncertainty as to whether an Employee beneficially owns a security should be brought to the attention of the CCO.

4.              “Client” means any person or entity for which M&P serves as an investment adviser, including the Funds.

5.              “Disinterested Trustee” means a trustee of the Funds who is not an “interested person” of the Funds within the meaning of Section 2(a)(19) of the 1940 Act and who would be required to provide reports pursuant to Rule 17j-1 solely by reason of being a trustee.

6.              “Excessive or Abusive Trading” means effecting purchases or sales of shares in a registered open-end investment company (mutual fund) with a frequency, or otherwise in a manner (including seeking to profit from differences in the timing of valuation of foreign securities held in the fund’s investment portfolio), that is likely to be detrimental to the interests of other shareholders in the fund, regardless of whether such purchases and sales are effected for purposes of market timing or otherwise.

7.              “Federal Securities Laws” means the Securities Act of 1933 (1933 Act), the 1934 Act, the Sarbanes-Oxley Act of 2002, the 1940 Act, the Advisers Act, Title V of the Gramm-Leach Bliley Act, any rules adopted by the Securities and Exchange Commission (SEC) under any of these statutes, the Bank Secrecy Act as it applies to mutual funds and investment advisers, and any rules adopted thereunder by the SEC or the Department of Treasury.

8.              “Fund Managers” means the portfolio managers of the Funds as disclosed in the current prospectuses of the Funds.

9.              “Initial Public Offering (IPO)” means an offering of securities registered under the 1933 Act, the issuer of which, immediately before the registration, was not subject to the reporting requirements of Sections 13 or 15(d) of the 1934 Act.

10. “Late Trading” means effecting purchases or sales of shares in a registered open-end investment company (mutual fund) after its net asset value per share has been determined (typically following the 4:00 p.m. close of normal trading on the New York Stock Exchange) at such previously-determined net asset value per share.

11. “Limited Offering,” including Private Placements, are defined as equity positions within non-public companies and are exempt from registration pursuant to Section 4(2) or Section 4(6) under the 1933 Act, or Rule 504, 505 or 506 under said Act.

12. “Market Timing” means effecting purchases or sales of shares in a registered open-end investment company (mutual fund) with a view to profiting from short-term movements in the securities markets, regardless of whether such purchases and sales violate the market timing policies of the fund.

13. “Monetary interest” has the same meaning as pecuniary interest as described in Rule 16a-1(a)(2) of the 1934 Act; the opportunity to directly or indirectly profit or share in any profit derived from a security transaction.

14. “Portfolio Manager” means the individual responsible for implementing an investment strategy in a client account and managing the portfolio trading.

15. “Private Placement” has the same meaning as Limited Offering.

16. “Purchase or sale of a security” includes, among other things, the writing of an option to purchase or sell a security, the conversion of a convertible security, and the exercise of a warrant for the purchase of a security.

17. “Security” has the same meaning as set forth in Section 202(a)(18) of the Advisers Act.  Some of the more common instruments included in this definition are any note, stock, treasury security, bond debenture, evidence of indebtedness, certificate of interest or participation in any profit-sharing agreement, interest in a private placement, or any put, call, straddle or option on any security or on any group or index of securities.

18. “Third party manager account” means an account where a third party has investment management discretion regarding securities transactions pursuant to a written, executed investment management or advisory agreement addressing the account.  These include accounts in which an Employee engaged Mairs & Power to manage his/her account pursuant to an executed investment advisory agreement. Whether an account is considered a third party manager account rests in the sole discretion of the CCO, based on an assessment of the risks presented by such arrangement.  In seeking approval for a third party manager account, an Employee must:

a.              Provide the CCO with a copy of the executed investment management or advisory agreement; and

b.              Represent in writing as follows:

i.                  that the Employee shall not use the third party manager account to circumvent the letter or spirit of this Code

ii.               that the Employee shall not discuss with the investment manager or adviser any nonpublic information regarding any Client’s actual or contemplated purchases or sales of securities or any of M&P’s nonpublic securities recommendations;

iii.            that complete third party manager account statements shall be provided to the CCO consistent with the requirements of this Code; and

iv.           that the Employee shall provide whatever cooperation the CCO requests in connection with monitoring and oversight activities related to the account.

No Employee shall consider an account to be a third party manager account until written approval from the CCO is received.  The CCO reserves the right to cancel approval of a third party manager account at any time for any reason.

19. “Trustee” means any member of the board of trustees of the Funds.

III.          Standards of Conduct

The Advisers Act imposes a fiduciary duty on all investment advisers, including M&P.  As a fiduciary, M&P has a duty to act solely in the best interests of each of its Clients, including the Funds.  Trustees of the Funds are fiduciaries to the Funds and their shareholders. Fiduciaries owe their clients a duty of care, loyalty, honesty, good faith and fair dealing.  Clients entrust the firm to prudently manage their assets, which in turn places a high standard on the conduct and integrity of Employees.  This fiduciary duty compels all Employees to act with the utmost integrity in all dealings with Clients.  This fiduciary duty is the core principle underlying this Code and represents the expected basis of all dealings with Clients.

In connection with these expectations, M&P and the Funds have established the following core principles of conduct.  While the following principles are not all-encompassing, they are consistent with M&P and the Funds’ culture of openness, honesty, and integrity.

A.            Core Principles

1.              Employees and Trustees are expected to comply with the Federal Securities Laws.  Strict adherence to M&P’s compliance policy manual and instructions provided by the CCO will assist Employees in complying with this important requirement;

2.              The interests of Clients and the Funds’ shareholders should be placed ahead of those of all others;

3.              Employees and Trustees should not take inappropriate advantage of their position with M&P or the Funds (as applicable);

4.              Employees should avoid any actual or potential conflict of interest with any Client in all personal securities transactions;

5.              Personal securities transactions should be conducted in a manner consistent with this policy, and should not adversely impact a Client’s account;

6.              Diligence and care shall be taken in maintaining and protecting non-public, confidential information concerning Clients and the Funds’ shareholders; and

7.              M&P and the Funds will strive to foster a healthy culture of compliance.

B.            General Prohibitions

The Advisers Act prohibits fraudulent activities by Employees. Specifically, these persons may not:

1.              Employ any device, scheme or artifice to defraud a Client;

2.              Make any untrue statement of a material fact to a Client or omit to state a material fact necessary in order to make the statements made to a Client, in light of the circumstances under which they are made, not misleading;

3.              Engage in any act, practice or course of business that operates or would operate as fraud or deceit on a Client; or

4.              Engage in any manipulative practice with respect to a Client.

C.            Conflicts of Interest Generally

Compliance with one’s fiduciary duty requires trying to avoid conflicts of interest or at least fully disclosing all material facts concerning any conflict that does arise with respect to any Client.  All Employees and Trustees must strive to avoid the existence or appearance of a conflict of interest.  A conflict of interest may arise in a number of situations.

1.              Personal Conflicts.  A conflict of interest exists when a person’s private interests interferes or appears to interfere with the interests of a Client.  For example, personal securities transactions raise conflicts and are specifically addressed in other sections of this Code.  Employees must conduct all personal securities transactions in a manner as to be consistent with the Code and to avoid any actual or potential conflict of interest or any abuse of the Employee’s position of trust and responsibility.  Further, Employees have a duty to report any material transaction or relationship that reasonably could be expected to create a conflict of interest with any of our Clients (e.g., economic interest in a vendor providing services used by Clients or an immediate family member who works for a brokerage firm that executes Client trades).  If you have any questions about what constitutes a conflict of interest, or to report any material transaction or relationship that could reasonably be expected to create a conflict, contact the CCO.

2.              Conflicts Among Client Interests.  A conflict of interest may also arise when M&P or an Employee has a reason to favor the interests of one Client over those of another Client (e.g., larger accounts over smaller accounts, accounts compensated by performance fees over accounts not so compensated and accounts in which Employees or close friends or relatives of supervised persons have personal investments).  This Code prohibits inappropriate favoritism of one Client over another Client that would constitute a breach of fiduciary duty.  Reference is also made to the compliance policy manual for specific policies and procedures designed to address such conflicts (e.g., allocation of investment opportunities).

3.              Other Conflicts.  Our Compliance Manual and this Code address other conflicts, including those relating to gifts and entertainment, charitable or other donations, outside positions, and outside business activities.  Such conflicts are subject to periodic reporting and/or prior approval, all as set forth in the compliance policy manual or the Code.

D.            Mutual Funds.  No Employee or Trustee shall directly or indirectly engage, or directly or indirectly enable, assist or permit any other person to engage, in Late Trading, Excessive or Abusive Trading or Market Timing with respect to shares of any registered open-end investment company (mutual fund), including the Funds.

E.             False Information; Rumors.  As noted in Section III(B) above, M&P prohibits any activity which directly or indirectly functions as a manipulative practice with respect to securities.  This prohibition includes the intentional creation or spreading of false information or rumors intended to affect securities prices, or other potentially manipulative conduct.  If an Employee has any questions about whether the Employee is in possession of such false information and how to proceed, the Employee is to consult with the CCO.

F.              Protection of Confidential Information

1.         Employees and Trustees are expected to exercise diligence and care in maintaining and protecting Client and Fund shareholder non-public, confidential information.

2.         Employees and Trustees are also expected to not divulge information regarding M&P’s securities recommendations or Client securities holdings to any individual outside of the firm, except as approved by the CCO or otherwise in compliance with the Funds’ policy on the disclosure of mutual fund holdings.

G.            Responding to Inquiries from the Media.  If Employees or Trustees receive inquiries from the media regarding M&P or the Funds, Employees and interested Trustees are subject to the provisions of the Adviser’s Marketing and Communications Policy regarding Media and Public Speaking Communication and Disinterested Trustees must contact the CCO or the Funds’ counsel prior to making any public comment.

IV.          Personal Trading Policy

A.            Prohibited Transactions

No Employee, or a person acting on his or her behalf, shall act in such a way as to benefit from the knowledge that a Fund Manager has taken or is considering taking on an investment position in a security, where such an action by a Fund Manager is likely to influence the market price of that security.   Unless specifically permitted, no Employee shall execute personal securities transactions when M&P (on behalf of the Funds):

1.         Has a pending buy or sell order in that same security;

2.         Has purchased or sold that same security within 3 calendar days before or after the date that the Employee seeks to engage in the personal transaction; or,

3.         Has placed the same security on the M&P Recommended List or Holdings Watch List.

In addition to the above restrictions, a Portfolio Manager shall not execute a personal securities transaction in any security which the Portfolio Manager purchased or sold for a Client account within 3 calendar days before or after the date of the Client account trade.

Employees may generally purchase or sell an equity security regardless of the prohibitions described above so long as: (a) the security is a large cap stock (any security with a market cap of $10 billion or greater); and (b) the Employee’s aggregate personal securities transactions (on a gross of commissions basis) for the day amount to $25,000 or less.  These transactions are subject to the same pre-clearance and reporting requirements described below in Section IV (B)(1), except that the de minimus waiver is not available with respect to the Recommended List and Holdings Watch List prohibitions discussed above.

B.            Personal Trading Restrictions

1.         Pre-Clearance of Personal Securities Transactions

Pre-clearance is required for all personal securities transactions other than as set forth in Section IV.B.2. below.  This includes acquiring securities in an IPO or a Private Placement, which is permitted only after requesting and obtaining pre-approval of the transaction from both a Fund Manager and the CCO, using the process set forth below.

Pre-clearance requests should be submitted to Fund Managers on the form maintained by the CCO.  If Fund Managers are not available to review the pre-clearance request, it must be submitted to the CCO for approval.  Fund Managers or the CCO may disapprove such request for any reason deemed appropriate.  The pre-clearance authorization is effective until the close of business on the day the pre-clearance request is approved, unless extended or revoked at the discretion of the CCO.

In no case should an Employee approve his/her own pre-clearance requests.

2.         Pre-Clearance Not Required

Pre-clearance is not required for the following types of transactions and transactions in the following types of securities:

a.              Shares of registered open-end investment companies including the Funds;

b.              Shares of Exchange-Traded Funds (ETFs);

c.               Direct obligations of the United States Government;

d.              Bankers’ acceptances, bank certificates of deposit, commercial paper and other high quality short-term debt instruments, including repurchase agreements;

e.               Shares issued by any money market fund;

f.                Shares issued by unit investment trusts that are invested exclusively in one or more open-end investment companies;

g.               Securities acquired through stock dividends, automatic dividend reinvestments, stock splits, reverse stock splits, mergers, consolidations, spin-offs or other similar corporate reorganizations or distributions generally applicable to all holders of the same class of securities;

h.              Transactions effected pursuant to an Automatic Investment Plan; and

i.                  Transactions in a third party manager account.

V.            Reporting Requirements

A.            Reporting Requirements by Employees

1.         Quarterly Transaction Report

Within 30 calendar days following the end of each calendar quarter, Employees shall submit to the CCO, or his/her designee, a report of personal securities transactions in which the Employee had a direct or indirect beneficial ownership interest, including transactions in the Funds and any Private Placements.  If an Employee effected no transactions during the applicable quarter, s/he shall file a report indicating as such.  The CCO shall submit his/her transaction reports to M&P’s Chief Operating Officer, or another person as designated by the Chief Executive Officer of M&P.  Employees may use the form provided by the CCO to report transactions.  Investment statements may be submitted in lieu of completing the form so long as the statements contain all of the required information as described below.

Information to be included on this quarterly transaction report is as follows:

•                  Trade Date

•                  Security Name

•                  Ticker Symbol, CUSIP number, interest rate and maturity date

•                  Number of Shares or Par

•                  Type of Transaction (Purchase, Sale or Other)

•                  Price

•                  Principal Amount

•                  Broker Name

•                  Account Number

•                  Date of the Report

Quarterly transaction reports must also include any new accounts established during the period and include the name of the bank or broker/dealer, the account number and the date the account was established.

The following transactions are not required to be reported:

a.              Transactions in open-end mutual funds (this does not include transactions in the Funds, including within the M&P profit sharing plan, all of which must be reported);

b.              Transactions in securities issued by the United States Government;

c.               Transactions in bankers’ acceptances, bank certificates of deposit, commercial paper, repurchase agreements, money market funds;

d.              Transactions in accounts over which the Employee has no direct or indirect influence or control (this does not include transactions in M&P advised accounts and third party manager accounts, which must be reported); and

e.               Transactions effected pursuant to an Automatic Investment Plan.

Not withstanding the above, all ETFs, regardless of how structured, need to be reported.

2.              Holdings Report

Within 30 calendar days following year end, employees are required to provide a report of all personal securities holdings, other than as set forth below.  In addition to other securities holdings, holdings in the Funds and Private Placements require reporting.  All reports should be provided to the CCO, or his/her designee, within 10 calendar days of becoming an Employee and on an annual basis thereafter, as directed by the CCO or his/her designee.  These reports should be current as of a date not more than 45 calendar days prior to becoming an Employee (for initial reports) or submission (for annual reports).  Employees may use the form provided by the CCO to report holdings.  The report and/or investment statements should contain the following information:

•                  Security Name

•                  Ticker Symbol or CUSIP number, interest rate and maturity date

•                  Number of Shares or Par

•                  Principal Amount

•                  Broker or Bank Name

•                  Date of the Report

The CCO shall submit his/her holdings report to M&P’s Chief Operating Officer.

The following securities are not required to be reported:

a.              Shares of open-end mutual funds (this does not include the Funds, including as held in the M&P profit sharing plan, all of which must be reported);

b.              Direct obligations of the United States Government;

c.               Bankers’ acceptances, bank certificates of deposit, commercial paper and other high quality short-term debt instruments, including repurchase agreements;

d.              Shares issued by any money market fund; and

e.               Shares issued by unit investment trusts that are invested exclusively in one or more open-end mutual funds, none of which are the Funds.

Not withstanding the above, all ETFs, regardless of how structured, need to be reported.

B.            Submission of Duplicate Confirmations and Periodic Statements

M&P and the Funds prefer for each Employee to arrange for duplicate copies of trade confirmations and periodic statements of his or her securities accounts to be sent to the CCO.  This requirement applies to any securities account over which the Employee has direct or indirect beneficial ownership.

C.            Review of Personal Securities Reports

The CCO shall review all quarterly transaction and holdings reports.  The following non-exclusive factors may be considered when reviewing reports:

1.              Whether the investment opportunity should have been directed to a Client’s account;

2.              Whether the amount or nature of the transaction affected the price or market for the security;

3.              Whether the pre-clearance procedures were followed;

4.              Whether the transaction was consistent with the letter and the spirit of the Code;

5.              Whether the Employee benefited from purchases or sales being made for Clients;

6.              Whether the transaction harmed any Client; and

7.              Whether the transaction has the appearance of impropriety.

The Chief Operating Officer will review the CCO’s personal securities reports.  In no case shall an Employee review his/her own reports.

VI.          Personal Conduct

A.       Acceptance of Gifts and Receipt of Business Entertainment

1.         Acceptance of Gifts

Employees, with the exception of those who are registered representatives of the Funds’ distributor (Registered Reps), are prohibited from receiving (i) any cash or cash equivalent such as a gift card, or (ii) any gift, gratuity, hospitality or other offering of more than $250, excluding de minimus perishable items, per calendar year from any person or entity doing business or seeking to do business with M&P, with the exception of accounts subject to Department of Labor (DOL) oversight (such as ERISA qualified accounts), whereby M&P will limit the value of any gift or other offering to the value determined by M&P’s understanding of current DOL accepted standards.  Registered Reps are prohibited from receiving (i) any cash or cash equivalent such as a gift card, or (ii) any gift, gratuity, hospitality or other offering of more than $100, excluding de minimus items, per calendar year.

All gifts received where the value is greater than $50 must be reported quarterly to the CCO.  The CCO will keep a log of all gifts reported.  The CCO shall periodically review gifts received for reasonableness, propriety and consistency with this policy.  Registered Reps will also comply with the distributor’s reporting requirements.

2.         Receipt of Business Entertainment

Employees, including Registered Reps, are prohibited from the receipt of business entertainment of more than $250 per activity and $1,000 per calendar year from any single person or outside entity that does business with or seeks to do business with M&P.  A representative of the entity providing the entertainment must be present at the event to be considered legitimate business entertainment.  If a representative is not at the event, then the entertainment is considered a gift subject to the limitations described in this policy.  In addition, Employees are expected to exercise judgment with respect to all business entertainment and decline requests that may be deemed extravagant or that might harm M&P’s reputation.  All entertainment received where the value is greater than $100 must be reported quarterly to the CCO with the exception of accounts subject to DOL oversight whereby M&P will limit the value of any entertainment to the value determined by M&P’s understanding of current DOL accepted standards. All entertainment received from a person or entity subject to DOL oversight must be reported to the CCO.   The CCO will keep a log of all business entertainment reported. The CCO shall periodically review business entertainment accepted for reasonableness, propriety and consistency with this policy.  Registered Reps will also comply with the distributor’s reporting requirements.

B.       Giving of Gifts and Business Entertainment

1.         Giving of Gifts

Employees, with the exception of Registered Reps, are prohibited from giving (i) any cash or cash equivalents and (ii) any gift, gratuity, hospitality or other offering of more than a $250 per calendar year to any person or entity doing business with M&P or with which M&P seeks to do business, with the exception of accounts subject to Department of Labor (DOL) oversight (such as ERISA qualified accounts), whereby M&P will limit the value of any gift, gratuity, hospitality, or other offering to the value determined by M&P’s understanding of current DOL accepted standards.  Registered Reps are prohibited from giving (i) any cash or cash equivalent and (ii) any gift, gratuity, hospitality or other offering of more than $100, excluding de minimus items, per calendar year.

All gifts provided shall be reported quarterly to the CCO.  The CCO will keep a log of all gifts provided.  The CCO shall periodically review gifts provided for reasonableness, propriety and consistency with this policy.  In addition, Registered Reps will also comply with the distributor’s reporting requirements.

2.         Providing of Business Entertainment

Employees, including Registered Reps, are prohibited from providing business entertainment of more than $250 per activity and $1,000 per calendar year to any single person or outside entity doing business with M&P or with which M&P seeks to do business.  Employees are required to attend any business entertainment or event, such as a concert or sporting event, provided by M&P. In addition, Employees are expected to exercise judgment with respect to all business entertainment provided and avoid activities that might be deemed extravagant or that might harm M&P’s reputation. If an Employee is unable to attend the event, the entertainment shall be considered a gift, subject to the limitations outlined at Section VI (B)(1) above.  All business entertainment provided where the value is expected to be greater than $100 must be reported quarterly to the CCO.  The CCO will keep a log of all business entertainment reported.  Registered Reps will also comply with the distributor’s reporting requirements.

With regards to accounts subject to DOL oversight M&P will limit the value of any entertainment to the value determined by M&P’s understanding of current DOL accepted standards.  M&P shall track business entertainment expenses associated with accounts subject to DOL oversight for reporting to appropriate entities, including ERISA account fiduciaries.

Compliance shall periodically review business entertainment expenses for compliance with this policy and M&P’s understanding of current industry best practices and regulatory guidelines.  In order to facilitate this review, all Employees are expected to submit accurate business related entertainment expenses for reimbursement promptly.

C.       Charitable Contributions

Employees are prohibited from making charitable contributions for the purpose of obtaining or retaining advisory contracts with organizations.  In addition, Employees are prohibited from solely considering M&P or the Funds’ current or anticipated business relationships as a factor in making charitable contributions.  Any contributions made by M&P must be reviewed and approved by the Chief Compliance Officer.

D.       Roles with an Outside Company

Any Employee wishing to serve as director, committee member, or other similar oversight role for an outside public company or private company (for profit or not-for-profit) must first seek approval from the CCO.  The CCO will review the request to ensure such service is not inconsistent with the interests of M&P, the Funds, and Clients.  From time to time, the Employee may be asked to provide reports summarizing this service.  Employees are also expected to provide prompt notification if any such service terminates or materially changes from what was approved.

E.        Outside Business Activities

Employees wishing to engage in outside business activities must first seek approval from the CCO.  The CCO will review the request to ensure such activity is not inconsistent with the interests of M&P, the Funds, and Clients. All such requests and responses shall be documented.  From time to time, the

Employee may be asked to provide reports summarizing these activities. Employees are also expected to provide prompt notification if any such activities terminate or materially change from what was approved.

VII.         Reporting to the Funds’ Board of Trustees

The CCO shall provide a quarterly report to the Funds’ Board of Trustees (the Funds’ Board) which shall identify any violations which required remedial action during the past quarter.

At least annually, the CCO, on behalf of M&P and the Funds, shall prepare a written report for consideration by the Funds’ Board that:

A.            Describes any issues arising under the Code or procedures since the last report to the Funds’ Board, including, but not limited to, information about material violations of the Code or procedures and sanctions imposed in response to the material violations; and

B.            Certifies that M&P and the Funds have adopted procedures reasonably necessary to prevent Employees from violating the Code.

VIII.       Requirements of Disinterested Trustees

Rule 17j-1 under the 1940 Act makes it unlawful for any affiliated person of the Funds, in connection with the purchase or sale, directly or indirectly, by the person of a security held or to be acquired by the Funds:

(1) To employ any device, scheme or artifice to defraud the Fund;

(2) To make any untrue statement of a material fact to the Fund or omit to state a material fact necessary in order to make the statements made to the Fund, in light of the circumstances under which they are made, not misleading;

(3) To engage in any act, practice or course of business that operates or would operate as a fraud or deceit on the Fund; or

(4) To engage in any manipulative practice with respect to the Fund.

Accordingly, Disinterested Trustees are subject to the indicated provisions of Section III. Disinterested Trustees are exempt from all personal trading, pre-clearance and reporting requirements outlined above in Sections IV and V except as the following describes.  A Disinterested Trustee need only provide a quarterly transaction report involving a security if such trustee knew or, in the ordinary course of fulfilling his or her official duties as trustee, should have known that, during the 15-day period immediately before or after the date of the transaction by the trustee, such security was purchased or sold by the Funds.  Such transactions shall be reported to and monitored by the CCO.

In addition, Section VI does not apply to Disinterested Trustees.

IX.          Record Keeping Requirements

The following records will be kept in accordance with this Code:

A.            All initial and annual holdings reports;

B.            All quarterly personal trading reports or broker confirmations/statements in lieu thereof;

C.            A copy of the Code currently in effect and any that have been in effect within the past five years;

D.            A record of any violation of the Code and of any action taken as a result of the violation;

E.             All written acknowledgements of the Code for each person who is currently, or within the past five years was, an Employee;

F.              A list of persons who are currently, or within the past five years were, Employees

G.            All records documenting the annual review of the Code;

H.           All records of any request for pre-approval of investments and the responses thereto;

I.                Any other record or document created pursuant to the Code, including approvals of exceptions and determination of “third party manager” account status; and

J.                Any reports made to the Funds’ Board.

All such records shall be maintained for the periods set forth in the applicable rules.

X.            Reporting of Violations

Any violation or suspected violation of this Code (including any violation by another Trustee or Employee) must be promptly reported to the CCO. Violations or suspected violations committed by the CCO must be reported to the CEO if an M&P matter or the Funds’ Audit Committee if a Funds matter.  Examples of items that should be reported include (but are not limited to): non-compliance with Federal Securities Laws; conduct that is harmful to Clients; and purchasing securities contrary to the Code.  All such reports will be treated confidentially to the extent permitted by law and will be investigated promptly and appropriately. The CCO, in consultation with M&P management as appropriate, will determine whether any such actual violations should be reported to the Funds’ Board.

Employees are encouraged to report any violations or perceived violations as such good faith reports will not be viewed negatively by M&P or the Funds, even if the reportable event, upon investigation, is determined not to be a violation and the CCO determines the Employee reported such apparent violation in good faith.

M&P and the Funds do not permit retaliation for good faith reports of suspected violations, and any such retaliation constitutes a violation of this Code.

XI.          Sanctions

Upon discovering a violation of the Code, the CCO and CEO or the Funds may impose such sanctions as they deem appropriate, including, among other sanctions, a letter of censure or suspension, or termination of employment of the violator.  In the event the violation involves the CCO, then the CEO or the Funds will determine an appropriate sanction.

XII.        Exemptions

The CCO may grant limited exemptions to certain of the above requirements in his/her sole discretion, where the circumstances warrant and the CCO is satisfied that granting the exemption would not create a breach of the Federal Securities Laws, a breach of M&P’s fiduciary obligations or undue risk to M&P, the Funds and Clients.  All requests for such exemptions shall be in writing and the CCO’s responses thereto shall be documented and maintained.

XIII.       Changes to Code

M&P’s Compliance Committee is responsible for reviewing and approving all changes to this Code and any material changes shall be presented to the Funds’ Board for its approval no later than six months after the adoption of the material change.

Approved:	December 18, 2012
Revised:	December 3, 2013
August 27, 2014
September 15, 2015
September 14, 2017
December 14, 2017

2. CODE OF ETHICS FOR THE PRESIDENT AND TREASURER

I.                                        Overview

This Code of Ethics (Code) has been adopted by the Mairs & Power Mutual Funds (the Funds) as required by Section 406 of the Sarbanes-Oxley Act of 2002 (Sarbanes-Oxley Act).  The Code applies to the President and Treasurer of the Funds (Covered Officers) for the purpose of promoting:

•                  Honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships;

•                  Full, fair, accurate, timely, and understandable disclosure in reports and documents that the Funds file with, or submit to, the Securities and Exchange Commission, and in other public communications made by the  Funds;

•                  Compliance with applicable laws, governmental rules and regulations;

•                  Prompt internal reporting of Code violations to the Chief Compliance Officer (CCO); and

•                  Accountability for adherence to the Code.

Questions regarding the Code should be directed to the CCO.

II.                                   Conflicts of Interest

The Funds and their Covered Officers strive to minimize actual or apparent conflicts of interests related to their dealings with the Funds.  Generally, a conflict of interest occurs when a Covered Officer’s private interest interferes with the interests of, or service to, the Funds.  In order to assist the Funds with identifying and assessing conflicts of interest, Covered Officers are required to report actual or apparent conflicts of interest to the CCO who will review and, as appropriate, report to the Funds’ Board of Trustees (Board).

III.                              Guidelines

Each Covered Officer shall:

•                  Understand the disclosure requirements applicable to the Funds;

•                  Not knowingly misrepresent, or cause others to misrepresent, information about the Funds;

•                  Consult with other officers of the Funds and employees of the Funds’ service providers, as appropriate, with the goal of promoting full, fair, accurate, timely and understandable disclosures;

•                  Promote compliance with the standards and restrictions imposed by Federal securities laws;

•                  Not use personal influence or personal relationship to influence investment decisions or financial reporting by the Funds whereby the Covered Officer or a family member would benefit personally to the detriment of the Funds;

•                  Not cause the Funds to take action, or fail to take action, for the individual personal benefit of the Covered Officer or a family member rather than the benefit of the Funds; and

•                  Provide an acknowledgment of initial receipt of the Code upon becoming a Covered Officer and on an annual basis thereafter.

IV.                               Disclosure of the Code of Ethics

The Funds must:

•                  File the Code as an exhibit to the Funds’ annual report on Form N-CSR;

•                  Post the Code on the Funds’ website and disclose, in the annual report on Form N-CSR, the Funds’ website address and the fact that the Code is on the website; or

•                  Offer in the annual report on Form N-CSR to provide a copy of the Code to any person without charge upon request.

V.                                    Amendments to the Code of Ethics

The Funds will briefly describe the nature of amendments to any provision of Section I, II and III of this Code in the same manner they choose to disclose the Code in Section IV above.  Amendments that are technical, administrative, or otherwise non-substantive need not be disclosed.

All changes to this Code must be approved by the Funds’ Board.

VI.                               Waivers from the Code of Ethics

A waiver is the approval by the Funds’ Board of a material departure of any item within Section I, II and III of this Code.  If the Funds grant an implicit or explicit waiver to any Covered Officer that relates to one or more of the items set forth in Section I, II or III above, the Funds will disclose in the same manner  as discussed in Section IV, including:

•                  The nature of the waiver;

•                  The name of the person to whom the waiver was granted ; and

•                  The date of the waiver.

All waivers from any provision of this Code must be approved by the Funds’ Board.

VII.                          Reporting of Violations

All Covered Officers shall notify the CCO promptly of any violation or suspected violation of this Code (including the discovery of any violation committed by another Covered Officer).  The CCO will determine whether such violations should be reported to the Funds’ Board.

Covered Officers are encouraged to report any violations or suspected violations as such good faith reports will not be viewed negatively by the Funds, even if the reportable event, upon investigation, is determined not to be a violation and the CCO determines the reported event was done in good faith.

VIII.                     Record Retention Requirements

The Funds shall maintain all records related to this Code.  See the Funds’ Recordkeeping and Record Retention Schedule for more information regarding its record keeping requirements.

Approved: May 17, 2012

Revise: